EXHIBIT 10.1

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

Amended Policy Regarding Compensation of Independent Directors

Effective Commencing January 1, 2008

The board of directors (the “Board”) of Guardian Technologies International, Inc., a Delaware corporation (the “Company”), has adopted the following Amended Policy Regarding Compensation of Independent Directors (“Policy”) pursuant to the recommendations of the Compensation Committee of the Company.  This Policy supersedes and replaces in its entirety the “Policy Regarding Compensation of Independent Directors” adopted by the Board effective December 22, 2005.  The purpose of the Policy is to attract and retain qualified independent members of the Board.

1.

No Remuneration of Officers and Employees.  Directors who are also officers or employees of the Company or any subsidiary of the Company shall not be entitled to any compensation for serving as a director on the Board.

2.

Reimbursement of Expenses.

Each director who is not also an employee or officer of the Company or any subsidiary (an “Independent Director”) shall be reimbursed for reasonable, documented out-of-pocket expenses incurred in connection with travel to and attending Board meetings and the meetings of any committee of the Board of which he or she is a member.

3.

Annual Award.  As compensation for his or her service as an Independent Director, each Independent Director shall receive an annual non-qualified stock option award (“Annual Award”) for serving as a director of the Company as follows: on or before January 15 of each calendar year (or the next succeeding day, if that day is a holiday), each Independent Director shall be granted non-qualified stock options to purchase an aggregate of 25,000 shares of common stock, $.001 par value per share (“Common Stock”), of the Company pursuant to the Company’s Amended and Restated 2003 Stock Incentive Plan (“2003 Stock Incentive Plan”).  In the event an Independent Director is appointed and commences serving as a director on a day subsequent to January 15 of a calendar year, each such Independent Director shall be granted a pro rata portion of the aggregate number of non-qualified stock options issuable as an Annual Award on or before the fifteenth (15th) calendar day of the date of his or her appointment to the Board (or the next succeeding day, if that day is a holiday), which pro rata portion shall be determined on the basis of the number of calendar days remaining in the then-current calendar year.

4.

Annual Retainer.

In addition, as an annual retainer for attending Board and Board committee meetings, and for acting as a chairperson of a Board committee or of the Advisory Board of the Company (the “Advisory Board”), each Independent Director shall receive the following non-qualified stock option awards (“Retainer Awards”): on or before January 15 of each calendar year (or the next succeeding day, if that day is a holiday) each such Independent Director shall be granted: (a) non-qualified stock options to purchase an aggregate of 24,000 shares of Common Stock pursuant to the 2003 Stock Incentive Plan as compensation for attending meetings of the Board of Directors; (b) non-qualified stock options to purchase an aggregate of 3,000 shares of Common Stock pursuant to the 2003 Stock Incentive Plan for each committee to which an Independent Director is appointed by the Board and as compensation for attending meetings of such a committee; and (c) non-qualified stock options to purchase an aggregate of 2,000 shares of Common Stock pursuant to the 2003 Stock Incentive Plan for acting as a chairperson of a committee of the Board to which an Independent Director is appointed and/or as a chairperson of the Advisory Board.  In the event an Independent Director is appointed and commences serving as a director or a member of a committee or as chairperson of a committee or the Advisory Board on a day subsequent to the first (1st) calendar day of a calendar year, each such Independent Director shall be granted a pro rata portion of the aggregate number of non-qualified stock options issuable as a Retainer Award pursuant to Section 4(a), (b) and/or (c) above on or before the fifteenth (15th) calendar day of the date of his or her appointment to the Board or any such committee or appointment as a chairperson of a committee or the Advisory Board, which pro rata portion shall be determined on the basis of the number of calendar days remaining in the then-current calendar year.

5.

Non-Qualified Stock Option Awards.  Options granted as an Annual Award or Retainer Award pursuant to the 2003 Stock Incentive Plan shall vest and become exercisable one (1) year after the date of grant, shall be exercisable at a price equal to the fair market value of the Company’s Common Stock on the date of grant as determined in accordance with the terms of the 2003 Stock Incentive Plan and shall be exercisable for a term of ten (10) years from the date of grant (unless terminated earlier in accordance with the terms of the Plan), and as authorized and approved by the Compensation Committee or such other committee of the Board as shall then administer the 2003 Stock Incentive Plan.

6.

Other Awards and Compensation.

The Board, in its discretion, may grant additional awards of restricted stock and/or cash compensation to Independent Directors as it may determine from time to time.  The Compensation Committee, in its discretion, may grant additional awards of options to Independent Directors as it may determine from time to time.

7.

Terms of 2003 Stock Incentive Plan Shall Govern.  In the event of any inconsistency between the terms of this Policy and the terms of the 2003 Stock Incentive Plan, or any Non-Qualified Stock Option Award Agreement covering any options which are granted pursuant to this Policy, the terms of the 2003 Stock Incentive Plan or Non-Qualified Stock Option Award Agreement shall govern.

8.

Amendment or Termination.

This Policy may be amended, altered or terminated at the election of the Board in its absolute discretion, provided that no amendment, alteration or termination of this Policy shall have a retroactive effect or impair the rights of any Independent Director under any stock option grant theretofore granted to any such Independent Director.

9.

Effective Date.  This Policy was adopted by the Board of Directors, pursuant to the recommendations of the Compensation Committee, on December 12, 2007.  This Policy shall be effective commencing January 1, 2008.

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